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                                                                   EXHIBIT 10.1


                    SEPARATION AND GENERAL RELEASE AGREEMENT

         This Separation and General Release Agreement ("Agreement") is entered into by and between Brightpoint, Inc. ("Brightpoint" as defined in 1.b. below) and Frank Terence ("Terence").

         WHEREAS, Terence currently serves as Brightpoint's Executive Vice President, Chief Financial Officer, and Treasurer; and

         WHEREAS, Brightpoint and Terence have determined that he is disabled and can no longer provide services to Brightpoint; and

         WHEREAS, Terence has, or will be filing, a claim for benefits under the Brightpoint, Inc. Long Term Disability Plan for Directors, Vice Presidents, Presidents, and Chief Executive Officers ("LTD Plan"); and

         WHEREAS, Brightpoint and Terence have discussed Terence's separation from his employment with Brightpoint and have reached an agreement regarding the terms and conditions thereof.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, Brightpoint and Terence hereby agree as follows:

         1. Definitions. Specific terms used in this Agreement have the following meanings: (a) "Terence" means Frank Terence, and anyone who has or obtains any legal right or claims through him; and (b) "Brightpoint" means Brightpoint, Inc., an Indiana corporation, Brightpoint North America L.P., Brightpoint North America, Inc., all of their past and present officers, directors, employees, trustees, agents, related corporations, subsidiaries, parents, affiliates, principals, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity's subsidiaries, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable, none of whom admit any liability to Terence, but all of whom expressly deny any such liability.

         2. Claims Released by Terence. Except as specifically set forth in this paragraph, the claims released by Terence ("Terence's Claims") include all of Terence's rights to any relief of any kind from Brightpoint, including without limitation: (a) all claims Terence has now, whether or not he now knows about the claims, including, but not limited to, all claims arising directly or indirectly out of or relating to his employment relationship with Brightpoint, or the termination of said employment relationship, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act ("ADEA"); the Older Worker Benefits Protection Act ("OWBPA"); the Employee Retirement Income Security Act (other than in regard to claims that Terence may have in connection with the LTD Plan administered by Jefferson Pilot Financial Insurance Company); the Family and Medical Leave Act; the Americans with Disabilities Act; Indiana Civil Rights Law; all such laws as amended; and/or any other federal, state or local law; (b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid wages, bonus; other compensation, separation or severance pay (other than as


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specifically set forth in this Agreement); any tort; breach of contract; any claim under any stock option plan (other than in regard to Terence's stock options and restricted stock unit awards that vest, according to their terms, prior to April 22, 2006); and any claim under any other severance or separation benefit plan; and (c) all claims or rights he may have under any and all employment agreements entered into between Terence and Brightpoint, and all claims for any type of relief from Brightpoint, and all claims for costs and attorneys' fees. However, Terence's Claims do not include any rights or claims under the ADEA or OWBPA which may arise after the Effective Date of this Agreement (the "Effective Date" is that date occurring seven (7) calendar days after Terence signs this Agreement, on the condition that this Agreement is not revoked by Terence within such seven (7) calendar day period, as described below).

         3. The Parties' Agreements and Terence's Agreement to Resign and Separate from Brightpoint's Employment. Terence hereby agrees to: (a) release Terence's Claims; (b) resign his employment with Brightpoint, effective April 22, 2006 (and his execution of this Agreement constitutes such resignation with effect from April 22, 2006); (c) resign, effective June 30, 2005, from all offices that he currently holds with Brightpoint, including, but not limited to, the offices of Executive Vice President, Chief Financial Officer, and Treasurer (and his execution of this Agreement constitutes such resignation with effect from June 30, 2005); and (d) execute a release and waiver of claims on the Separation Date, which agreement shall be prepared by Brightpoint and shall release Brightpoint from any and all claims and actions that Terence may have through the Separation Date. In addition, the parties agree that the Employment Agreement entered into between Brightpoint and Terence, dated April 22, 2002, and amended from time to time thereafter, is hereby terminated by mutual agreement of the parties, and neither party shall have any right or obligation under said agreement, as amended.

         In consideration of the foregoing, Brightpoint hereby agrees as follows:

         (a) It shall retain Terence in its employ, with disability status, through April 22, 2006 (said date is referred to in this Agreement as the "Separation Date");

         (b) It shall place Terence on disability status commencing July 1, 2005, and he shall remain employed by Brightpoint and on such status through the Separation Date, during which period he shall receive One Thousand Dollars ($1,000) per full calendar month, payable in arrears, from Brightpoint, less applicable taxes and other required deductions, and pro-rated for partial calendar months of employment;

         (c) During the period of Terence's disability status (July 1, 2005, through the Separation Date), Terence shall retain his eligibility for coverage under Brightpoint's health insurance plan in accordance with the terms thereof, as amended from time to time; and

         (d) In regard to the stock options to purchase shares of stock in Brightpoint that were granted to Terence prior to June 30, 2005, such stock options shall vest pursuant to the terms and conditions of the stock option agreements and the Brightpoint 1994 Stock Option Plan, as amended, and it is acknowledged that any such vested options may be exercised pursuant to the terms and conditions of said plan, as it


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                  may be amended from time to time. In regard to the restricted stock unit awards that were granted to Terence prior to June 30, 2005, such restricted stock unit awards shall vest pursuant to the terms and conditions of the restricted stock unit award agreements and the Brightpoint 2004 Long-Term Incentive Plan, and it is acknowledged that any such vested restricted stock unit awards may be retained pursuant to the terms and conditions of said plan, as it may be amended from time to time.

         (e) It shall pay Terence Two Hundred and Seventy Five Thousand Three Hundred Thirty Three Dollars ($275,333), less taxes and other withholdings, and such amount shall be paid to Terence as soon as practical after the Effective Date of this Agreement.

         In consideration of the foregoing payments and other consideration, Terence further agrees to give up, release, and waive all of Terence's Claims against Brightpoint as described above. Terence also agrees to give up, release, and waive all other actions, causes of action, claims or demands that he may have against Brightpoint. He further agrees that he shall not bring any lawsuits against Brightpoint relating to the claims that he has given up, released, and waived, nor will Terence allow any suit to be brought on his behalf. The agreement of Brightpoint described above constitutes full and fair consideration for the release of Terence's Claims. Terence also agrees that in further consideration of the above, he shall provide, throughout his remaining employment with Brightpoint and for a period of ninety (90) days thereafter, timely and satisfactory assistance in regard to the transition of business matters within his areas of responsibility. He shall also respond in a timely and effective manner to any reasonable questions he may receive from Brightpoint with regard to any matters within his knowledge or areas of responsibility during his employ by Brightpoint. He further acknowledges that such assistance may be needed with regard to transition or other ongoing matters. Terence agrees to fully and timely cooperate with Brightpoint's requests for such assistance. In addition, Terence acknowledges and agrees that in regard to any pending litigation or other legal matters which he may be involved in currently or in the future as a result of or arising out of his employment with Brightpoint, he shall fully cooperate with Brightpoint and he shall not take any action that might subject Brightpoint to financial harm or embarrassment Terence also agrees that his rights under the aforementioned statutes and any other federal, state, or local law, rule or regulation are effectively waived by this Agreement.

         4. Date of Resignation. As stated above, Terence agrees that this Agreement shall constitute his resignation of employment with Brightpoint, effective April 22, 2006, and his resignation from all offices he currently holds with Brightpoint, including, but not limited to, the offices of Executive Vice President, Chief Financial Officer, and Treasurer, effective June 30, 2005. Terence relinquishes any and all rights to employment with Brightpoint after the Separation Date.

         5. Non-Disparagement/Return of Brightpoint Property. Each party agrees that he/it shall not make any false, negative or disparaging remarks or comments to any other person and/or entity about the other party. Furthermore, at no time during his employment or thereafter shall Terence, directly or indirectly, disparage the commercial, business or financial reputation of Brightpoint. Terence also agrees that, as soon as practical after July 1, 2005, he shall return to


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Brightpoint all of Brightpoint's property that is in his possession or control
(however, the parties agree that Terence may retain an HTC device and his Nokia 7600 mobile telephone). Except as provided above in regard to the HTC device and his Nokia telephone, the property to be returned to Brightpoint by Terence includes, but is not limited to, documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists, other materials which refer or relate to any aspect of Brightpoint's business which are in Terence's possession, credit cards, phone cards, pagers, office keys, directories, computer hardware and software, books, memoranda, and all other records, and copies thereof.

         6.       Additional Agreements and Understandings of the Parties.

         (a) Even though Brightpoint shall provide consideration to Terence under this Agreement, Brightpoint does not admit that it is responsible or legally obligated to him. Brightpoint denies that it is responsible or legally obligated to Terence for any matter or in connection with Terence's Claims.

         (b) Brightpoint and Terence acknowledge and agree that the services Terence performed for Brightpoint were unique and extraordinary and, as a result of such employment, Terence was and may continue to be in possession of confidential information relating to the business practices of Brightpoint. The term "confidential information" shall mean any and all information (verbal and written) relating to Brightpoint or any of its affiliates, or any of their respective activities, other than such information which can be shown by Terence to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of this paragraph 6, including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. Terence agrees that he will not, during his remaining employment with Brightpoint and the two (2) year period thereafter, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of Brightpoint acquired by him during his employment by Brightpoint, without the prior written consent of Brightpoint, and Terence also understands that he is prohibited from misappropriating any trade secret (as defined for purposes of Indiana law) at any time during his remaining employment and thereafter.

         (c) Terence hereby agrees that he shall not, during his remaining employment and for a period of two (2) years following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of Brightpoint's business activities including, without limitation, the solicitations of Brightpoint's customers, or persons listed on the personnel lists of Brightpoint. The foregoing includes, but is not limited to, any attempt by Terence, directly or indirectly, to hire, offer to hire, entice, solicit or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of Brightpoint, including Terence (but only those suppliers existing during the time of his employment by Brightpoint, or at the termination of his employment), to discontinue or alter his, her or its relationship with Brightpoint.


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         (d)      Terence agrees that all processes, technologies and inventions
("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Employer shall belong to Brightpoint, provided that such Inventions grew out of his work with Brightpoint, are related in any manner to the business (commercial or experimental) of Brightpoint or are conceived or made on Brightpoint's time or with the use of Brightpoint's facilities or materials. Terence shall further: (i) promptly disclose such Inventions to Brightpoint; (ii) assign to Brightpoint, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventorship. If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Terence within two (2) years after the Separation Date, it is to be presumed that the Invention was conceived or made during the period of Terence's employment by Brightpoint. In addition, Terence agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to Brightpoint in writing prior to the date hereof. Furthermore, the parties agree that Brightpoint is the sole owner of all products and proceeds of Terence's services to Brightpoint, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that Terence may have acquired, obtained, developed or created in connection with and during his employment with Brightpoint, free and clear of any claims by Terence (or anyone claiming under Terence) of any kind or character whatsoever. Terence shall, at the request of Brightpoint, execute such assignments, certificates or other instruments as Brightpoint may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties. The parties also hereby acknowledge and agree that: (i) Brightpoint would be irreparably injured in the event of a breach by Terence of any of his obligations under this paragraph 6, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) Brightpoint shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. The parties hereto hereby acknowledge that, in addition to any other remedies Brightpoint may have, Brightpoint shall have the right and remedy to require Terence to account for and pay over to Brightpoint all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the result of any transactions constituting a breach of any of the provisions of paragraph 6, and Terence hereby agrees to account for and pay over such Benefits to Brightpoint. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Brightpoint under law or in equity. In addition, if any provision contained in this paragraph 6 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. Moreover, if any provision contained in this paragraph 6 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby. It is the intent of the parties hereto that the covenants contained in this paragraph 6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (Terence hereby acknowledging that said restrictions are reasonably necessary for the protection of Brightpoint).


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         (e)      Brightpoint shall indemnify and hold harmless Terence against any and all expenses reasonably incurred by him in connection with or arising out of: (i) the defense of any action, suit or proceeding in which he is a party, or (ii) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of Brightpoint, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by Brightpoint. The foregoing indemnification obligation is independent of any similar obligation provided in Brightpoint's Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the Effective Date, and to matters attributable to his employment with Brightpoint, without regard to when asserted.

         7. Consultation with Attorney. Terence understands that whether or not he decides to actually consult an attorney is totally up to him. As required by the ADEA and the OWBPA, Terence acknowledges that Brightpoint has advised him that he should consult with an attorney prior to signing this Agreement, and Terence has had an adequate opportunity to do so. Terence's decision to sign this Agreement was voluntary and made after being given said opportunity.

         8. Confidentiality. Terence understands that, as a condition of this Agreement, the fact of and terms and conditions of this Agreement are to remain strictly confidential, and shall not be disclosed by him to any person other than to his attorney or his spouse, or as required by law or lawfully-issued subpoena.

         9. Violation of Agreement and Severability. Terence agrees that if he violates this Agreement by suing or bringing any action against Brightpoint for any of Terence's Claims (other than one under the ADEA or OWBPA), Terence will pay all costs and expenses of defending the action or lawsuit incurred by Brightpoint, including but not limited to, reasonable attorneys' fees, costs, disbursements, awards, and judgments. In addition, if Terence violates this Agreement by suing or bringing any action against Brightpoint for any of Terence's Claims (other than one under the ADEA or OWBPA), or in any other respect, Terence will promptly reimburse Brightpoint the amounts paid to him pursuant to this Agreement, plus legal interest, and Brightpoint shall be entitled to collect same through legal process or otherwise, from him. Terence also understands, and it is his intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances. As to any actions, claims, or charges that would not be released because of the revocation, invalidity, or unenforceability of this Agreement (other than one under the ADEA or OWBPA), Terence understands that the return of the amounts paid to him pursuant to this Agreement, plus legal interest, is a prerequisite to asserting or bringing any such claims, charges, or actions. Notwithstanding any other provision of this Agreement, Terence acknowledges that he has the right to file a charge alleging a violation of the ADEA and/or the OWBPA with any administrative agency and/or to challenge the validity of the waiver and release of any claim he might have under the ADEA without either: (a) repaying to Brightpoint the amounts paid by it to Terence under this Agreement; or (b) paying to Brightpoint any other monetary amounts (such as attorney's fees and/or damages). However, although this Agreement


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shall not prohibit Terence from challenging its validity under the OWBPA and/or the ADEA, nothing in this Agreement shall be construed to prohibit the Brightpoint from recovering from Terence its attorney's fees and/or costs specifically authorized under the ADEA or any other law. Furthermore, in the event Terence successfully challenges this Agreement under the OWBPA and prevails on the merits in an ADEA action against the Brightpoint, Terence agrees that the court in such action may determine that the Brightpoint is entitled to restitution, recoupment, or setoff (hereinafter "reduction") against any monetary award. Moreover, Terence agrees that the reduction in such ADEA action shall not exceed the lesser of: (a) the amount recovered by Terence in such action; or (b) the amounts paid to him pursuant to this Agreement.

         10. Period to Consider Agreement. As required by the ADEA and the OWBPA, Terence understands that he has twenty one (21) calendar days from the day that he receives this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign this Agreement. If he signs this Agreement before the end of the twenty one (21) calendar day period, it will be his personal and voluntary decision to do so. Terence also understands that if he does not deliver this Agreement to Brightpoint within said period of time, it shall be deemed to be withdrawn by Brightpoint.

         11. Terence's Right to Revoke Agreement. As required by the ADEA and the OWBPA, Terence understands that he may revoke this Agreement at any time within seven (7) calendar days after he signs it, not counting the day upon which he signs it. This Agreement will not become effective or enforceable unless and until the seven (7) calendar day revocation period has expired without revocation by Terence.

         12. Procedure to Accept or Revoke Agreement. To accept the terms of this Agreement, Terence must deliver the Agreement, after it has been signed and dated by him, to Brightpoint by hand or by mail and it must be received by Brightpoint within the twenty one (21) calendar day period that Terence has to consider this Agreement. To revoke his acceptance, Terence must deliver a written, signed statement that he revokes his acceptance to Brightpoint by hand or by mail and any such notice of revocation must be received by Brightpoint within seven (7) calendar days after Terence signs the Agreement. All deliveries shall be made to Brightpoint, marked "Personal and Confidential," at the following address: Annette Cyr, Brightpoint, Inc., 501 Airtech Parkway, Plainfield, Indiana 46168. If Terence chooses to deliver his acceptance or any revocation notice by mail, it must be: (a) postmarked and received by Brightpoint within the applicable period stated above; (b) properly addressed to Brightpoint at the address stated above; and (c) sent by certified mail, return receipt requested.

         13. Terence's Representations. Terence has read this Agreement carefully and understands all of its terms. In agreeing to sign this Agreement, Terence has not relied on any statements or explanations made by Brightpoint, except as specifically set forth in this Agreement. Terence is voluntarily releasing any claims against Brightpoint, and he understands that in consideration of accepting the consideration described above, he may be giving up possible future administrative and/or legal claims. Terence also understands and agrees that this Agreement contains all of the agreements between Brightpoint and him relating to the matters included in this Agreement.


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         14.      Miscellaneous. This Agreement and the performance by the
parties hereunder shall be construed in accordance with the laws of the State of Indiana, and any action or proceeding that may be brought, arising out of, in connection with, or by reason of this Agreement shall be governed by the laws of Indiana to the exclusion of the law of any forum, regardless of the jurisdiction in which the action or proceeding may be instituted or pending. No amendment to or modification of this Agreement shall be effective unless the amendment or modification is in writing and signed on behalf of Brightpoint by the President thereof and by Terence. The parties agree that the language of all parts of the Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.



Date:  June 30, 2005                     /s/ Frank Terence
                                         --------------------------------------
                                          Frank Terence

Date:  June 30, 2005                      Brightpoint, Inc.



                                         By:   /s/ Robert J. Laikin
                                             ----------------------------------

                                         Title: Chairman of the Board and
                                                Chief Executive Officer
                                                -------------------------------


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